As filed with the Securities and Exchange Commission on August 31, 2010

Registration No. 333-168565

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COCA-COLA ENTERPRISES INC.

(Exact name of registrant as specified in its charter)

Delaware	58-0503352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(770) 989-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

INTERNATIONAL CCE INC.*

* The Registrant is currently named International CCE Inc.

The Registrant will change its name to Coca-Cola Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-2197395
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(770) 989-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN R. PARKER, JR.

Senior Vice President, General Counsel and Strategic Initiatives

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

Telephone: (770) 989-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

LISA L. JACOBS

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY THE REGISTRANT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Debt Securities

(1)	An indeterminate principal amount of debt securities are being registered and may from time to time be offered at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), International CCE Inc. is deferring payment of all of the registration fee.

PROSPECTUS

INTERNATIONAL CCE INC.

DEBT SECURITIES

International CCE Inc. will change its name to Coca-Cola Enterprises, Inc. (“New CCE”) following the closing of the merger and separation transaction described herein (the “Transaction”). See “International CCE Inc. — Recent Developments” for a description of the Transaction. Until the Transaction is consummated, New CCE will be a wholly owned subsidiary of Coca-Cola Enterprises Inc. (“Old CCE”). New CCE intends to sell from time to time debt securities (the “debt securities”) on terms determined by market conditions at the time of sale. Old CCE will not guarantee or otherwise have any obligations with respect to such debt securities.

New CCE will provide the specific terms of each series of debt securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus will not be used to issue any securities unless it is attached to a prospectus supplement.

Unless stated otherwise in a prospectus supplement, these debt securities will not be listed on any securities exchange.

Please refer to “Risk Factors” beginning on page 4. You should also consider carefully the risk factors included in the prospectus dated August 25, 2010 forming a part of the registration statement on Form S-4 filed by New CCE with the Securities and Exchange Commission (the “Commission”), and in New CCE’s reports filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before you invest in any of the debt securities. Specific risk factors may be included in an applicable prospectus supplement.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 31, 2010.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any other statement or free writing prospectus authorized by New CCE in the future. At the date of this prospectus, nobody else has been authorized to provide you with different or additional information. No offer of these securities is being made in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated into this prospectus by reference contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements discuss potential risks and uncertainties and, therefore, actual results may differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New CCE does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements may include, without limitation, statements relating to the following:

•	projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial measures;

•	descriptions of anticipated plans or objectives of management for operations, products, or services;

•	forecasts of performance; and

•	assumptions regarding any of the foregoing.

Because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would,” or similar expressions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. A number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. For example, our forward-looking statements include our expectations regarding:

•	completion of the Transaction (as described herein);

•	diluted earnings per common share;

•	operating income growth;

•	volume growth;

•	net price per case growth;

•	cost of goods per case growth;

•	concentrate cost increases from The Coca-Cola Company (“TCCC”);

•	return on invested capital;

•	capital expenditures; and

•	developments in accounting standards.

Do not unduly rely on forward-looking statements. They represent our expectations about the future and are not guarantees. Forward-looking statements are only as of the date they are made, and, except as required by law, might not be updated to reflect changes as they occur after the forward-looking statements are made. We urge you to review New CCE’s filings with the Commission for any updates to our forward-looking statements.

WHERE TO FIND MORE INFORMATION

New CCE has filed with the Commission a registration statement under the Securities Act with respect to the securities offered hereby. This prospectus is part of that registration statement. As permitted by the Commission’s rules, this prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.

The public may read and copy any materials New CCE has filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants like New CCE that file electronically with the Commission. The address of the Commission’s website is “http://www.sec.gov”.

This prospectus incorporates by reference certain information in the prospectus dated August 25, 2010 forming a part of Amendment No. 4 to the registration statement on Form S-4 that New CCE filed with the Commission on August 25, 2010 (“New CCE’s Form S-4”). Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus. In addition, we have only incorporated by reference the information described below. As a result, you should not rely on information with respect to our parent company, Old CCE.

New CCE is incorporating by reference in this prospectus and any prospectus supplement (1) New CCE’s Current Report on Form 8-K dated August 26, 2010 and (2) the following portions of the prospectus dated August 25, 2010 forming a part of New CCE’s Form S-4:

•	Summary—Information about CCE, TCCC and New CCE from the address of New CCE on page 1 through page 4

•	Summary—Completion of the Merger Is Subject to Certain Conditions on pages 9 – 11

•	Summary—Termination of the Merger Agreement on page 12

•	Summary—Litigation Relating to the Merger on page 12

•	Summary—Financing on pages 12 – 13

•	Summary—The Norway-Sweden Acquisition on page 13

•	Summary Historical Combined Financial Data of New CCE on page 14

•	Special Factors—General on page 18

•	Special Factors—New CCE Following the Merger on page 46

•	Special Factors—Regulatory Approvals Required for the Merger on pages 70 – 71

•	Special Factors—Certain Litigation Matters on pages 79 – 81

•	Special Factors—Financing of the Merger on pages 81 – 82

•	Risk Factors—Risks Relating to New CCE’s Business on pages 91 – 99

•	Risk Factors—Risks Relating to the Transaction on pages 99 – 104

•	Forward-Looking Statements on pages 105 – 106

•

The Merger Agreement on pages 112 – 131 (but not—Procedures for Surrendering CCE Stock Certificates or Book-entry Shares on page 114, —Shares Subject to Properly Exercised Appraisal Rights on page 117 and—No Solicitation by CCE on pages 122 – 123)

•	The Norway-Sweden Acquisition on page 132

•	Interests of Certain Persons in the Merger on pages 140 – 146 (but not —Share Repurchases on page 146)

•	Related Party Transactions—Ongoing Relationship Between TCCC and New CCE Following the Merger on page 151

•	Business of New CCE on pages 152 – 159

•	Unaudited Pro Forma Condensed Combined Financial Information of New CCE on pages 160 – 167

•	Selected Historical Combined Financial Data of New CCE on page 168

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations of New CCE on pages 169 – 197

•	Directors and Executive Officers of New CCE on pages 198 – 200

•	Executive Compensation of New CCE on pages 201 – 203

•	Dividend Policy of New CCE on page 204

•	Capitalization of New CCE on page 205

•	Description of New CCE Capital Stock on pages 206 – 207

•

International CCE Inc.—Audited Combined Financial Statements—Years Ended December 31, 2009, 2008 and 2007 and —Condensed Combined Financial Statements—Three and Six Months Ended July 2, 2010 and July 3, 2009 on pages F-1 – F-51

In addition, all documents filed by New CCE with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities are also incorporated by reference into this prospectus even though they are not specifically identified in this prospectus.

New CCE will provide to each person, including any beneficial owner, to whom this prospectus and any prospectus supplement is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the office of the Treasurer, International CCE Inc., 2500 Windy Ridge Parkway, Suite 1100, Atlanta, Georgia 30339; telephone number (770) 989-3052. The copies will be provided without charge.

New CCE has filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

RISK FACTORS

Your investment in the securities is subject to certain risks, especially if the securities involve in some way a foreign currency. This prospectus does not describe all of the risks of an investment in the securities, whether arising because the securities are payable in a currency other than U.S. dollars or because the return on the securities is linked to one or more interest rates or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the securities and the suitability of your investment in the securities in light of your particular circumstances. Foreign currency securities or currency indexed securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Non-U.S. residents should consult their own legal and financial advisors with regard to these matters. For a discussion of the factors you should carefully consider before deciding to purchase any securities that may be offered, please read “Risk Factors” in the prospectus dated August 25, 2010 forming a part of New CCE’s Form S-4, as well as those risk factors that may be included in the applicable prospectus supplement. In addition, you should carefully consider the following risk factors relating to the securities and other information included or incorporated by reference in this prospectus.

Risks Relating to the Transaction

New CCE and Old CCE could be subject to each other’s liabilities as a result of laws protecting creditors.

Under U.S. federal and state fraudulent conveyance laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors of Old CCE or New CCE were to determine that, after giving effect to the Merger and Separation (each as defined below), Old CCE or New CCE (i) was or would be rendered insolvent; (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage; or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then the court could, for the benefit of creditors, set aside the transfers or borrowings that occurred as part of the Merger and Separation or otherwise, including by reallocating them between Old CCE and New CCE with resulting effects on the value of the securities of New CCE and the ability of New CCE to pay principal and interest when due.

Generally, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities including contingent liabilities, or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature.

It is not clear what standard a court would apply in determining insolvency or that a court would not determine that Old CCE, New CCE or any of their respective subsidiaries was “insolvent” at the time of or after giving effect to the Merger and Separation. If Old CCE or New CCE became a debtor in a bankruptcy case, the bankruptcy court would apply the standards of U.S. federal bankruptcy law to determine whether a transfer that occurred within a year before the commencement of the bankruptcy case would qualify as a fraudulent transfer. For transfers that occurred more than one year before the bankruptcy case, the bankruptcy court would apply applicable state law standards, which may vary among states.

Following completion of the Merger, New CCE may be subject to assumed liabilities or indemnification obligations that are greater than anticipated.

Under the Merger Agreement (as defined below), New CCE has agreed to assume European business liabilities and to indemnify TCCC for liabilities, including but not limited to, those resulting from the breach of certain representations, warranties or covenants of Old CCE or New CCE set forth in the Merger Agreement prior to the effective time of the Merger. In accordance with the Merger Agreement, if losses relating to breaches of such representations, warranties and covenants exceed $200 million, then New CCE must pay up to $250 million, in excess of the first $200 million (other than breaches of certain fundamental representations and warranties, in respect of which New CCE is liable for all losses, and losses relating to tax matters, which are governed by the Tax Sharing Agreement (as defined below)). In addition, New CCE will indemnify TCCC and its affiliates from and against certain taxes, the responsibility for which the parties have specifically agreed to allocate to New CCE, as well as any taxes and losses by reason of or arising from certain breaches by New CCE of representations, covenants or obligations under the Merger Agreement or the Tax Sharing Agreement and, in certain situations, New CCE will pay to TCCC (i) an amount equal to a portion of the transfer taxes incurred in connection with the Separation, (ii) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by New CCE in connection with the conduct of its business or outside the ordinary course of business or that are otherwise inconsistent with past practice and (iii) the difference (if any) between the amount of certain tax benefits intended to be available to Old CCE following the Separation and the amount of such benefits actually available to Old CCE as determined for U.S. federal income tax purposes.

The liabilities to be assumed by New CCE, other liabilities relating to the Transaction that New CCE may have, and its indemnification obligations may be greater than anticipated and may be greater than the amount of cash available to New CCE, together with amounts received from TCCC under its agreement to indemnify New CCE. If such liabilities or indemnification obligations are larger than anticipated, or if such amounts received from TCCC are not sufficient, New CCE’s financial condition could be materially and adversely affected.

Risks Relating to New CCE’s Business

Following completion of the Merger and Separation, New CCE will be subject to the following risks:

New CCE’s business success, including financial results, depends upon New CCE’s relationship with TCCC.

Under the express terms of New CCE’s product licensing agreements with TCCC:

•

New CCE purchases its entire requirement of concentrates and syrups for Coca-Cola Trademark Beverages (sparkling beverages bearing the trademark “Coca-Cola” or the “Coke” brand name) and Allied Beverages (beverages of TCCC or its subsidiaries that are sparkling beverages, but not Coca-Cola Trademark Beverages or energy drinks) from TCCC at prices, terms of payment, and other terms and conditions of supply determined from time to time by TCCC at its sole discretion.

•

There are no limits on the prices TCCC may charge New CCE for concentrate, except that on the closing date of the Merger (as defined in “International CCE Inc. — Recent Developments”), the parties will enter into a 5-year incidence pricing arrangement that continues the existing pricing arrangement (which is referred to herein as the incidence pricing arrangement).

•

Much of the marketing and promotional support that New CCE receives from TCCC is at the discretion of TCCC. Programs currently in effect or under discussion contain requirements, or are subject to conditions, established by TCCC that New CCE may not achieve or satisfy. The terms of most of the marketing programs contain no express obligation for TCCC to participate in future programs or continue past levels of payments into the future.

•

New CCE’s product licensing agreements with TCCC state that they are for fixed terms, and most of them are renewable only at the discretion of TCCC at the conclusion of their current terms. A decision by TCCC not to renew a current fixed-term product licensing agreement at the end of its term could substantially and adversely affect New CCE’s financial results.

•	Under New CCE’s product licensing agreements with TCCC, New CCE must obtain approval from TCCC to acquire any bottler of Coca-Cola or to dispose of one or more of its Coca-Cola bottling territories.

•

New CCE is obligated to maintain sound financial capacity to perform its duties as is required and determined by TCCC at its sole discretion. These duties include, but are not limited to, making certain investments in marketing activities to stimulate the demand for products in New CCE’s territories and infrastructure improvements to ensure New CCE’s facilities and distribution network are capable of handling the demand for these beverages.

Disagreements with TCCC concerning other business issues may lead TCCC to act adversely to New CCE’s interests with respect to the relationships described above.

Following the completion of the Merger, TCCC will not have any equity ownership interest in New CCE. This could result in a negative market perception of New CCE’s relationship with TCCC and could negatively affect New CCE’s business dealings with TCCC.

Following the completion of the Merger, New CCE may be dependent on TCCC for certain transition services pursuant to the transition services agreement between TCCC and New CCE relating to business information services and certain financial and human resources services. The transition services agreement will continue for one year following the effective date of the Merger, provided that New CCE may extend services for a period of up to six additional months. If TCCC does not satisfactorily provide such services or if New CCE does not succeed in securing replacement services, it may materially adversely affect New CCE’s ability to succeed following the Merger.

New CCE may not be able to respond successfully to changes in the marketplace.

New CCE operates in the highly competitive beverage industry and faces strong competition from other general and specialty beverage companies. New CCE’s response to continued and increased competitor and customer consolidations and marketplace competition may result in lower than expected net pricing of its products. New CCE’s ability to gain or maintain share of sales or gross margins may be limited by the actions of New CCE’s competitors, who may have lower costs and, thus, advantages in setting their prices.

New CCE’s sales can be adversely impacted by the health and stability of the general economy.

Unfavorable changes in general economic conditions, such as a recession or prolonged economic slowdown in the territories in which New CCE does business, may reduce the demand for certain products and otherwise adversely affect New CCE’s sales. For example, economic forces may cause consumers to purchase more private-label brands, which are generally sold at a price point lower than New CCE’s products, or to defer or forego purchases of beverage products altogether. Additionally, consumers that do purchase New CCE’s products may choose to shift away from purchasing higher-margin products and packages sold through immediate consumption and other more profitable channels. Adverse economic conditions could also increase the likelihood of customer delinquencies and bankruptcies, which would increase the risk of uncollectability of certain accounts. Each of these factors could adversely affect New CCE’s revenue, price realization, gross margins, and/or New CCE’s overall financial condition and operating results.

Concerns about health and wellness could further reduce the demand for some of New CCE’s products.

Health and wellness trends have resulted in an increased desire for more low-calorie soft drinks, water, enhanced water, isotonics, energy drinks, teas, and beverages with natural sweeteners. New CCE’s failure to provide any of these types of products could adversely affect New CCE’s business and financial results.

If New CCE, TCCC or other licensors and bottlers of products New CCE distributes are unable to maintain a positive brand image or if product liability claims or product recalls are brought against New CCE, TCCC, or other licensors and bottlers of products New CCE distributes, New CCE’s business, financial results, and brand image may be negatively affected.

New CCE’s success depends on its products having a positive brand image with customers and consumers. Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and cause customers and consumers to choose other products. New

CCE may be liable if the consumption of its products causes injury or illness. New CCE may also be required to recall products if they become or are perceived to be contaminated or are damaged or mislabeled. A significant product liability or other product-related legal judgment against New CCE or a widespread recall of its products could negatively impact New CCE’s business, financial results, and brand image.

Additionally, adverse publicity surrounding obesity concerns, water usage, customer disputes, labor relations and the like could negatively affect New CCE’s overall reputation and its products’ acceptance by consumers, even when the publicity results from actions occurring outside New CCE’s territory or control. Similarly, if product quality-related issues arise from products not manufactured by New CCE but imported into a New CCE territory, New CCE’s reputation and consumer goodwill could be damaged.

Changes in New CCE relationships with large customers may adversely impact New CCE’s financial results.

A significant amount of New CCE’s volume is sold through large retail chains, including supermarkets and wholesalers. These customers, at times, may seek to use their purchasing power to improve their profitability through lower prices, increased emphasis on generic and other private-label brands, and increased promotional programs. These factors, as well as others, could have a negative impact on the availability of New CCE’s products, as well as its profitability. In addition, at times, a customer may choose to temporarily stop selling certain of New CCE’s products as a result of a dispute New CCE may be having with that customer. A dispute with a large customer that chooses not to sell certain of New CCE’s products for a prolonged period of time may adversely affect New CCE’s sales volume and/or financial results.

New CCE’s business is vulnerable to products being imported from outside its territories, which adversely affects New CCE’s sales.

New CCE’s territories, particularly Great Britain, are susceptible to the import of products manufactured by bottlers from countries outside New CCE’s territories where prices and costs are lower. During 2009, the gross profit of New CCE’s business was negatively impacted by approximately $20 million to $30 million due to imported products. In the case of such imports from members of the European Economic Area, New CCE is generally prohibited from taking actions to stop such imports.

Increases in costs or limitation of supplies of raw materials could hurt New CCE’s financial results.

If there are increases in the costs of raw materials, ingredients, or packaging materials, such as aluminum, steel, sugar, PET (plastic), fuel, or other cost items, and New CCE is unable to pass the increased costs on to its customers in the form of higher prices, New CCE’s financial results could be adversely affected. New CCE uses supplier pricing agreements and, at times, derivative financial instruments to manage the volatility and market risk with respect to certain commodities. Generally, these hedging instruments establish the purchase price for these commodities in advance of the time of delivery. As such, it is possible that these hedging instruments may lock New CCE into prices that are ultimately greater than the actual market price at the time of delivery.

Due to the increased volatility in commodity prices and tightness of the capital and credit markets, certain of New CCE’s suppliers have restricted New CCE’s ability to hedge prices through supplier agreements. As a result, New CCE has expanded, and expects to continue to expand, its non-designated hedging programs, which could expose New CCE to additional earnings volatility with respect to the purchase of these commodities.

If suppliers of raw materials, ingredients, packaging materials, or other cost items are affected by strikes, weather conditions, abnormally high demand, governmental controls, national emergencies, natural disasters, insolvency, or other events, and New CCE is unable to obtain the materials from an alternate source, New CCE’s cost of sales, revenues, and ability to manufacture and distribute product could be adversely affected.

Miscalculation of New CCE’s need for infrastructure investment could impact its financial results.

Projected requirements of New CCE’s infrastructure investments, including cold drink equipment, fleet, technology, and production equipment may differ from actual levels if New CCE’s volume growth is not as anticipated. New CCE’s infrastructure investments are generally long-term in nature and, therefore, it is possible that investments made today may not generate the expected return due to future changes in the marketplace. Significant changes from New CCE’s expected need for and/or returns on these infrastructure investments could adversely affect New CCE’s financial results.

New CCE’s financial results could be significantly impacted by currency exchange rates and currency devaluations could impair New CCE’s competitiveness.

New CCE will be exposed to significant exchange rate risk since all of New CCE’s revenues and substantially all of its expenses will be derived from operations conducted outside the U.S. in local currency and, for purposes of financial reporting, the local currency results will be translated into U.S. dollars based on currency exchange rates prevailing during the reporting period. During times of a strengthening U.S. dollar, New CCE’s reported net revenues and operating income will be reduced because the local currency will translate into fewer U.S. dollars. During periods of local economic crises, non-U.S. currencies may be devalued significantly against the U.S. dollar, thereby reducing New CCE’s margins. Actions to recover margins may result in lower volume and a weaker competitive position.

Changes in interest rates or New CCE’s debt rating could harm New CCE’s financial results and financial position.

New CCE is subject to interest rate risk and changes in New CCE’s debt rating could have a material adverse effect on interest costs and financing sources. New CCE’s debt rating can be materially influenced by a number of factors including, but not limited to, acquisitions, investment decisions, and capital management activities of TCCC and/or changes in the debt rating of TCCC. Additionally, since TCCC will not hold an equity ownership in New CCE after the Transaction, there is a risk that New CCE’s credit rating will not receive a ratings benefit from the credit rating of TCCC following the Transaction.

Legislative or regulatory changes that affect New CCE’s products, distribution, or packaging could reduce demand for its products or increase New CCE’s costs.

New CCE’s business model depends on the availability of its various products and packages in multiple channels and locations to satisfy the needs of its customers and consumers. Laws that restrict New CCE’s ability to distribute products in certain channels and locations, as well as laws that require deposits for certain types of packages or those that limit New CCE’s ability to design new packages or market certain packages, could negatively impact financial results. In addition, taxes imposed on the sale of certain of New CCE’s products could cause consumers to shift away from purchasing New CCE’s products.

Additional taxes levied on New CCE could harm New CCE’s financial results.

New CCE’s tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which New CCE does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. New CCE believes it has adequately provided for any assessments that could result from these audits where it is more likely than not that New CCE will pay some amount.

Changes in tax laws, regulations, related interpretations, and tax accounting standards in the U.S. and other countries in which New CCE operates may adversely affect New CCE’s financial results. For example, recent legislative proposals to reform U.S. taxation of non-U.S. earnings could have a material adverse effect on New

CCE’s financial results by subjecting a significant portion of New CCE’s earnings to incremental U.S. taxation and/or by delaying or permanently deferring certain deductions otherwise allowed in calculating New CCE’s U.S. tax liabilities. In addition, governments are increasingly considering tax law changes as a means to cover budgetary shortfalls resulting from the current economic environment.

Additionally, amounts New CCE may need to repatriate to the U.S. for the payment of dividends, share repurchases, interest on U.S. issued debt, salaries for U.S. based employees, and other costs of corporate-level operations in the U.S. may be subject to additional U.S. taxation when repatriated.

If New CCE is unable to renew labor bargaining agreements on satisfactory terms, if New CCE experiences employee strikes or work stoppages, or if changes are made to employment laws or regulations, New CCE’s business and financial results could be negatively impacted.

The majority of New CCE’s employees are covered by collectively bargained labor agreements, most of which do not expire. However, wage rates must be renegotiated at various dates through 2012. The inability to renegotiate subsequent agreements on satisfactory terms could result in work interruptions or stoppages, which could adversely affect New CCE’s financial results. The terms and conditions of existing or renegotiated agreements could also increase the cost to New CCE, or otherwise affect New CCE’s ability to fully implement operational changes. New CCE currently believes, however, that it will be able to renegotiate subsequent agreements upon satisfactory terms.

New CCE’s operations can be negatively impacted by employee strikes and work stoppages. For example, during the second quarter of 2008, New CCE experienced a two-week labor disruption at two of its production facilities in France that interrupted production and customer deliveries across its continental European territories and caused its volume and operating income during the second quarter of 2008 to be negatively impacted (approximately a $15 million impact on operating income).

Our labor costs represent a significant component of our operating expenses and cost of sales. As a result, changes in employment laws or regulations that provide additional rights and privileges to employees could cause our labor and/or litigation costs to increase materially.

Technology failures could disrupt New CCE’s operations and negatively impact New CCE’s business.

New CCE relies extensively on information technology systems to process, transmit, store, and protect electronic information. For example, New CCE’s production and distribution facilities and inventory management all utilize information technology to maximize efficiencies and minimize costs. Furthermore, a significant portion of the communications between New CCE’s personnel, customers, and suppliers depends on information technology. New CCE’s information technology systems may be vulnerable to a variety of interruptions due to events that may be beyond New CCE’s control including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, additional security issues, and other technology failures. New CCE’s technology and information security processes and disaster recovery plans in place may not be adequate or implemented properly to ensure that New CCE’s operations are not disrupted. In addition, a miscalculation of the level of investment needed to ensure New CCE’s technology solutions are current and up-to-date as technology advances and evolves could result in disruptions in New CCE’s business should the software, hardware, or maintenance of such items become out-of-date or obsolete. Furthermore, when New CCE implements new systems and/or upgrades existing system modules (e.g., SAP), there is a risk that New CCE’s business may be temporarily disrupted during the period of implementation.

New CCE may not fully realize the expected cost savings and/or operating efficiencies from its restructuring and outsourcing programs.

New CCE has implemented, and plans to continue to implement, restructuring programs to support the implementation of key strategic initiatives designed to maintain long-term sustainable growth. These programs are intended to maximize New CCE’s operating effectiveness and efficiency and to reduce New CCE’s costs.

New CCE cannot guarantee that it will achieve or sustain the targeted benefits under these programs, which could result in further restructuring efforts. In addition, New CCE cannot guarantee that the benefits, even if achieved, will be adequate to meet New CCE’s long-term growth expectations. The implementation of key elements of these programs, such as employee job reductions, may have an adverse impact on New CCE’s business, particularly in the near-term.

In addition, New CCE has outsourced certain financial transaction processing and business information services to third-party providers. In the future, New CCE may outsource other functions to achieve further efficiencies and cost savings. If the third-party providers do not supply the level of service expected with New CCE’s outsourcing initiatives, New CCE may incur additional costs to correct the errors and may not achieve the level of cost savings originally expected. Disruptions in transaction processing due to the ineffectiveness of New CCE’s third-party providers could result in inefficiencies within other business processes.

Adverse weather conditions could limit the demand for New CCE’s products.

New CCE’s sales are significantly influenced by weather conditions in the markets in which New CCE operates. In particular, cold or wet weather during the summer months may have a negative impact on the demand for New CCE’s products and contribute to lower sales, which could have an adverse effect on New CCE’s financial results.

Global or regional catastrophic events could impact New CCE’s business and financial results.

New CCE’s business can be affected by large-scale terrorist acts, especially those directed against New CCE’s territories or other major industrialized countries, the outbreak or escalation of armed hostilities, major natural disasters, or widespread outbreaks of infectious disease. Such events in the geographic regions in which New CCE does business could have a material impact on New CCE’s sales volume, cost of sales, earnings, and financial condition.

Unexpected resolutions of contingencies could impact New CCE’s financial results.

Changes from expectations for the resolution of contingencies, including outstanding legal claims and assessments, could have a material impact on New CCE’s financial results. Additionally, New CCE’s failure to abide by laws, orders, or other legal commitments could subject New CCE to fines, penalties, or other damages.

New CCE may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability or increase the cost of key raw materials that New CCE uses to produce its products. Additionally, the sale of New CCE’s products can be impacted by weather conditions.

Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas (“GHG”) emissions. For example, proposals that would impose mandatory requirements on GHG emissions continue to be considered by policy makers in the territories that New CCE operates. Laws enacted that directly or indirectly affect New CCE’s production, distribution, packaging, cost of raw materials, fuel, ingredients, and water could all impact New CCE’s business and financial results.

As part of New CCE’s commitment to Corporate Responsibility and Sustainability (“CRS”), New CCE has calculated the carbon footprint of its operations in each country where it does business, developed a GHG emissions inventory management plan, and set a public goal to reduce its carbon footprint by 15 percent by the year 2020, as compared to a 2007 baseline. Commitment 2020 and potential forthcoming regulatory requirements necessitate New CCE’s investment in technologies that improve the energy efficiency of its facilities and reduce the carbon emissions of its vehicle fleet. In general, the cost of these types of investments is greater than investments in less energy efficient technologies, and the period of return is often longer. Although New CCE believes these investments will provide long-term benefits, there is a risk that New CCE may not achieve its desired returns. Additionally, there is reputational risk should New CCE not achieve its stated goals.

New CCE’s historical financial information may not be representative of its results as a separate company and, therefore, may not be reliable as an indicator of future results.

New CCE’s combined financial statements have been prepared on a “carve-out” basis from Old CCE’s consolidated financial statements using the historical results of operations, assets and liabilities of the businesses that will comprise New CCE. Accordingly, the historical financial information for New CCE does not necessarily reflect what New CCE’s financial position, results of operations, and cash flows would have been had New CCE been a separate, stand-alone entity during the periods presented.

New CCE’s costs and expenses include allocations from Old CCE for certain corporate expenses related to services provided to New CCE by Old CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit and certain global restructuring projects. These allocations have been determined on methods that New CCE and Old CCE considered to be reasonable reflections of the utilization of services provided to or the benefit received by New CCE or Old CCE, as applicable. Nevertheless, the historical financial information is not necessarily indicative of what New CCE’s results of operations, financial position and cash flows will be in the future. New CCE has not made adjustments to its historical financial information to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its Separation from Old CCE, including costs associated with reduced economies of scale and costs associated with being a publicly traded, stand-alone company.

The indebtedness of New CCE following completion of the Transaction could adversely affect New CCE.

New CCE’s pro forma indebtedness as of July 2, 2010, after giving effect to the Merger and the indebtedness expected to be incurred in connection with the Merger would be approximately $2.7 billion. The level of indebtedness could reduce funds available for New CCE’s capital expenditures and other activities and may create competitive disadvantages for New CCE relative to other companies with lower debt levels.

Increases in the cost of employee benefits, including pension retirement benefits, could impact New CCE’s financial results and cash flow.

Unfavorable changes in the cost of New CCE’s employee medical benefits and pension retirement benefits could materially impact New CCE’s financial results and cash flow. New CCE sponsors a number of defined benefit pension plans. Estimates of the amount and timing of New CCE’s future funding obligations for defined benefit pension plans are based upon various assumptions, including discount rates and long-term asset returns. In addition, the amount and timing of pension funding can be influenced by funding requirements, negotiations with the Pension Trustee Boards or action of other governing bodies.

Risks Relating to the Debt Securities

Exchange Rates and Exchange Controls May Adversely Affect Your Foreign Currency Securities or Currency Indexed Securities

If you invest in foreign currency securities or currency indexed securities, there will be significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar based indices. These risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment or indexed currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and this volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar equivalent yield of your foreign currency securities or currency indexed securities, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your securities and, generally, in the U.S. dollar equivalent market value of your securities. The currency risks with respect to your foreign currency securities or currency indexed securities may be further described in the applicable prospectus supplement or term sheet.

Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country’s central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency securities or currency indexed securities for U.S. dollar-based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the foreign currency securities or currency indexed securities if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments affecting the U.S. dollar or any applicable currency occur.

Unless specified in the applicable prospectus supplement, the paying agent will make all calculations relating to your foreign currency securities or currency indexed securities. All of these determinations will, in the absence of clear error, be binding on holders of the securities.

Any prospectus supplement or term sheet relating to securities with an applicable currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

There May Be Risks Associated with Foreign Currency Judgments

The indenture and the securities referred to in this prospectus will be, except to the extent described in a prospectus supplement or term sheet, governed by, and construed in accordance with, the laws of the State of New York. An action based upon an obligation payable in a currency other than U.S. dollars may be brought in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting a judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time the amount of judgment is calculated and the time the foreign currency was converted into U.S. dollars and paid to the holders.

You should consult your own financial and legal advisors as to the risks entailed by an investment in foreign currency securities. These securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Securities Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated with a Conventional Debt Security

If you invest in securities indexed to one or more interest rate, currency or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the securities contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

INTERNATIONAL CCE INC.

International CCE Inc.

New CCE is a newly created Delaware corporation that is currently a wholly owned subsidiary of Old CCE. Following the Merger and Separation, described below under “—Recent Developments,” New CCE will own what are presently Old CCE’s European operations, Canadian financing company, a related portion of Old CCE’s corporate segment and the Norway and Sweden bottling operations of TCCC and will be an independent publicly traded company. New CCE will be TCCC’s strategic bottling partner in Western Europe and its third-largest independent bottler globally.

New CCE will, upon consummation of the Merger and Separation, change its name to Coca-Cola Enterprises, Inc. and will remain headquartered in Atlanta. New CCE is expected to be traded on the New York Stock Exchange under the symbol “CCE.” John F. Brock, Chairman and Chief Executive Officer, William W. Douglas III, Chief Financial Officer, John R. Parker, Jr., Senior Vice President, General Counsel and Strategic Initiatives, Pamela O. Kimmet, Senior Vice President, Human Resources, Esat Sezer, Senior Vice President and Chief Information Officer, Hubert Patricot, President of the European Group, and certain other current members of Old CCE’s corporate management team will lead New CCE. In addition, the current directors of Old CCE (other than Mr. Finan who is an employee of TCCC) will comprise the New CCE board of directors.

New CCE was incorporated in Delaware in 2010. New CCE’s principal executive offices are located at 2500 Windy Ridge Parkway, Atlanta, GA 30339. New CCE’s main telephone number is (770) 989-3000 and its website is www.cokecce.com.

New CCE at a Glance (after giving effect to the Separation and Norway-Sweden Acquisition):

•	Markets, produces and distributes nonalcoholic beverages.

•	Serves a market of approximately 163 million consumers throughout Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway and Sweden.

Reflecting New CCE’s position as TCCC’s strategic bottling partner in Western Europe, the companies will enter into a ten-year bottling agreement, providing for a ten-year renewal under certain conditions, and a 5-year incidence pricing arrangement. Pro forma, including the contributions of the Norway and Sweden bottling operations of TCCC, New CCE would have generated approximately $7.3 billion in revenues and $843 million of operating income in 2009.

New CCE will have bottling rights within New CCE’s European territories for various beverages, including products with the name “Coca-Cola.” For substantially all products, the bottling rights will have stated expiration dates. For all bottling rights granted by TCCC with stated expiration dates, New CCE believes its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by non-renewals of these licenses will ensure that they will be renewed upon expiration.

Following the closing of the Transaction, on a long-term basis, New CCE expects to operate with a net debt (indebtedness less cash and cash equivalents) to EBITDA of 2.5 to 3.0 times. New CCE does not consider net debt to EBITDA an important supplemental measure of its performance, but we present it here because it is frequently used by securities analysts and investors in evaluating companies. Immediately after closing and before any share repurchases, New CCE expects diluted weighted average common shares outstanding to be approximately 350 million.

Shortly after the closing of the Transaction, the New CCE board of directors is expected to announce a share repurchase program of approximately $1 billion and an initial annual dividend of $0.50 per share. Payment of cash dividends and share repurchases by New CCE will be at the discretion of the New CCE board of directors in accordance with applicable law after taking into account various factors, including, but not limited to, New CCE’s financial condition, operating results, current and anticipated cash needs and plans for growth. Therefore, no assurance can be given that New CCE will pay any dividends to its shareowners or make any share repurchases, and no assurance can be given as to the amount of any such dividends or share repurchases if the New CCE board of directors determines to do so.

Relationship with The Coca-Cola Company

New CCE will conduct its business primarily under agreements with TCCC. These agreements generally give New CCE the exclusive right to market, produce, and distribute beverage products of TCCC in authorized containers in specified territories. These agreements provide TCCC with the ability, at its sole discretion, to establish its sales prices, terms of payment, and other terms and conditions for New CCE’s purchase of concentrates and syrups from TCCC. However, concentrate prices will be subject to the terms of the incidence pricing arrangement between TCCC and New CCE. Other significant transactions and agreements with TCCC include arrangements for cooperative marketing; advertising expenditures; purchases of sweeteners, juices, mineral waters and finished products; strategic marketing initiatives; cold drink equipment placement; and, from time-to-time, acquisitions of bottling territories.

Recent Developments

For more information, please see those portions of the prospectus dated August 25, 2010 forming a part of New CCE’s Form S-4 incorporated by reference herein. On February 25, 2010, we entered into agreements with TCCC under which:

•

TCCC will acquire Old CCE’s North American business through a merger (the “Merger”) of Cobalt Subsidiary LLC, a Delaware limited liability company wholly-owned by TCCC (“Merger Sub”) with and into Old CCE, pursuant to the Business Separation and Merger Agreement dated as of February 25, 2010 (the “Merger Agreement”) by and among TCCC, New CCE, Old CCE and Merger Sub, with Old CCE continuing as the surviving corporation and a wholly-owned subsidiary of TCCC. At the time of the Merger, Old CCE will consist of the North American business of Old CCE and will assume $8.88 billion of Gross Indebtedness, as defined in the Merger Agreement. Following the Merger, Old CCE, as a subsidiary of TCCC, will also continue to own and be liable for a substantial majority of the assets and liabilities of the North American business, including Old CCE’s accumulated benefit obligations relating to Old CCE’s North American business. The Merger Agreement contains a provision for an adjustment payment between the parties based upon the working capital of Old CCE’s North American business as of the effective date of the Merger;

•

Immediately prior to the Merger, Old CCE will separate its European operations and transfer those businesses along with Coca-Cola Enterprises (Canada) Bottling Finance Company and a related portion of its corporate segment to New CCE (the “Separation”). Concurrently with the Merger, New CCE will acquire TCCC’s bottling operations in Norway and Sweden (the “Norway-Sweden Acquisition”) pursuant to the Share Purchase Agreement dated as of March 20, 2010 by and among TCCC, New CCE, Old CCE and Bottling Holdings (Luxembourg) s.a.r.l. (the “Norway-Sweden SPA”) for a purchase price of $822 million. The Norway-Sweden SPA contains provisions for adjustment payments between the parties based upon the working capital of the Norway-Sweden business as of the effective date of the Norway-Sweden Acquisition and the adjusted EBITDA, as defined in the Norway-Sweden SPA, of the Norway-Sweden business for the twelve months ending December 31, 2010. Old CCE will not be liable for New CCE’s liabilities with regard to any debt securities that New CCE may issue, including debt securities issued under the indenture;

•

In the Merger, (i) each outstanding share of common stock of Old CCE, other than shares held by TCCC or any of its subsidiaries or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive 1.000 share of New CCE common stock and cash consideration of $10.00, and (ii) TCCC, which currently owns approximately 34 percent of the outstanding shares of Old CCE, will become the owner of all of the shares of Old CCE common stock; and

•

Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and its stock is expected to be listed for trading on the New York Stock Exchange under the symbol “CCE.” TCCC will rename the sales and operational elements of the North American business Coca-Cola Refreshments USA, Inc. and Coca-Cola Refreshments Canada ULC.

The consummation of the Transaction is subject to various conditions, including obtaining the approval of 66 2/3 percent of Old CCE’s shareowners, a majority vote of Old CCE’s shareowners other than TCCC and its affiliates, subsidiaries, or any of Old CCE’s or TCCC’s directors and executive officers, the absence of legal prohibitions and the receipt of requisite regulatory approvals, the absence of pending actions by any governmental entity that would prevent the consummation of the Transaction, the continuing validity of a private letter ruling received by Old CCE from the U.S. Internal Revenue Service, the consummation of the Norway-Sweden Acquisition substantially concurrently with the consummation of the Transaction and there being no material adverse effect (as defined in the Merger Agreement) on Old CCE’s North American business. The consummation of the Norway-Sweden Acquisition is subject to various conditions, including the receipt of requisite regulatory approvals and the concurrent consummation of the Merger. The Merger Agreement also includes customary covenants, as well as a non-compete covenant with respect to New CCE and the right of New CCE to acquire TCCC’s interest in TCCC’s German bottling operations for fair value between 18 and 36 months after the date of the Merger Agreement, on terms to be agreed.

Under the Merger Agreement, New CCE has agreed to indemnify TCCC for liabilities, including, but not limited to, those resulting from the breach of representations, warranties or such covenants of Old CCE or New CCE set forth in the Merger Agreement prior to the effective time of the Merger. In accordance with the Merger Agreement, if losses relating to breaches of such representations, warranties or covenants exceed $200 million, then New CCE must pay up to $250 million of losses in excess of the $200 million (other than breaches of certain fundamental representations or warranties, in respect of which New CCE is liable for all losses, and losses relating to tax matters, which are governed by the Tax Sharing Agreement dated as of February 25, 2010 by and among Old CCE, New CCE and TCCC (the “Tax Sharing Agreement”)). If New CCE cannot pay the amount it is required to pay to indemnify TCCC, TCCC can pursue claims against New CCE as an unsecured general creditor of New CCE. New CCE may also have to pay special damages of up to $200 million under certain circumstances. If Old CCE or New CCE intentionally and recklessly disregards its obligations under the Merger Agreement or fails to cure any breach of a covenant, then TCCC may seek special damages that are not capped against Old CCE or New CCE, which could include exemplary, punitive, consequential incidental, indirect or special damages or lost profits. In addition, under the Tax Sharing Agreement, New CCE will indemnify TCCC and its affiliates from and against certain taxes the responsibility for which the parties have specifically agreed to allocate to New CCE, as well as any taxes and losses by reason of or arising from certain breaches by New CCE of representations, covenants, or obligations under the Merger Agreement or the Tax Sharing Agreement and, in certain situations, New CCE will pay to TCCC: (i) an amount equal to a portion of the transfer taxes incurred in connection with the Separation; (ii) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by New CCE in connection with the conduct of its business or outside the ordinary course of business or that are otherwise inconsistent with past practice and (iii) the difference (if any) between the amount of certain tax benefits intended to be available to Old CCE following the Separation and the amount of such benefits actually available to Old CCE as determined for U.S. federal income tax purposes.

The Merger Agreement contains specified termination rights for both Old CCE and TCCC, including that upon termination under specified circumstances, Old CCE would be required to pay TCCC a termination fee of $200 million, and TCCC would be required to pay Old CCE an amount equal to twice the amount of Old CCE’s actual out of pocket expenses related to the Transaction not to exceed $100 million.

New CCE intends to finance the Norway-Sweden Acquisition and the cash consideration in the Merger using a combination of existing cash, payments to be made to New CCE by TCCC at the effective time of the Merger, and debt financing obtained in either the public or private markets. New CCE has obtained a committed credit facility with a line of credit to provide for New CCE’s working capital needs and for general corporate purposes after the Merger. After the Separation, New CCE will no longer benefit from any financing arrangements with, or cash advances from, Old CCE.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth New CCE’s ratio of earnings to fixed charges for the periods indicated. This information reflects the historical ratio of earnings to fixed charges of Old CCE as adjusted to reflect the spin-off of New CCE from Old CCE.

INTERNATIONAL CCE INC.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended July 2, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges(A)	10.10	7.52	5.04	4.16	3.75	5.20

(A)

Ratios were calculated prior to rounding to millions. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issue costs.

USE OF PROCEEDS

New CCE expects to use the net proceeds from the sale of the debt securities to fund the cash consideration portion of the Transaction, to fund the Norway-Sweden Acquisition (both as described in “International CCE Inc.—Recent Developments” in this prospectus), to repay inter-company indebtedness currently outstanding between Old CCE and its European subsidiaries, to refinance certain third-party debt of one of Old CCE’s European subsidiaries, and for general corporate purposes, which may also include share repurchases.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where To Find More Information.”

The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the debt securities offered, the initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

New CCE may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information provided below, you should rely on information in the prospectus supplement or term sheet that contradicts different information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between New CCE and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “—Events of Default.” Second, the trustee performs certain administrative duties for us.

Senior and subordinated debt securities will be issued by New CCE under an indenture as supplemented from time to time (the “indenture”), between New CCE, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “trustee”).

The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms “we,” “our” and “us,” when used to refer to an issuer of debt securities, means New CCE.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. See “Where to Find More Information” for information on how to locate the indenture and any supplemental indentures that may be filed.

General Provisions of the Indenture

Each series of debt securities will be unsecured obligations of New CCE. Any senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of New CCE. Any subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior indebtedness of New CCE as more fully described in a prospectus supplement or term sheet.

The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement or term sheet (“offered debt securities”) and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under the indenture in one or more series.

You should read the prospectus supplement or term sheet for the material terms of the offered debt securities and any underlying debt securities, including the following:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities of New CCE.

•	The total principal amount of the debt securities of the series and any limit on such total principal amount.

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

•	The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

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The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

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The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the debt securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

•

Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and how these amounts will be determined.

•	The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

•

If other than minimum denominations of $2,000 or any integral multiple of $1,000 above the minimum denomination in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

•	If the provisions of Article Fourteen of the indenture described under “defeasance” are not applicable and any provisions in modification of, in addition to or in lieu of any of these provisions.

•

Whether and under what circumstances we will pay additional amounts, as contemplated by Section 1010 of the indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

•	Whether the debt securities are subordinated and the terms of such subordination.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	Any changes or additions to the Events of Default or covenants contained in the indenture.

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

•	Any other material terms of the debt securities.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on the debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture when a single trustee is acting for all debt securities issued under the indenture are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “—Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt, we repurchase a significant amount of equity or effect a recapitalization, or we are acquired by another entity.

We refer you to the applicable prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars. For further information regarding foreign currency Notes (as defined below), see “Risk Factors—Risks Relating to the Debt Securities.”

Payment of the purchase price of the debt securities must be made in immediately available funds.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the foreign currency (or, if the foreign currency is the Euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (“TARGET”) System is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

and in the event the LIBOR Currency is the Euro, the “Principal Financial Center” is London.

The authorized denominations of debt securities denominated in U.S. dollars will be a minimum denomination of $2,000 and integral multiples of $1,000 above the minimum denomination. The authorized denominations of foreign currency Notes will be set forth in the applicable prospectus supplement or term sheet.

Optional Redemption, Repayment and Repurchase

If specified in a prospectus supplement or term sheet, we may redeem the debt securities at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date through the stated maturity date of the debt securities being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus the rate specified in a prospectus supplement or term sheet, plus, in each case, accrued and unpaid interest on the debt securities to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of three Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the underwriter identified in the prospectus supplement or the term sheet, or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” will be specified in the prospectus supplement or term sheet.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

Regardless of anything in this prospectus to the contrary, if a debt security is an OID Note (as defined below) (other than an Indexed Note) as indicated in the prospectus supplement or term sheet, the amount payable in the event of redemption or repayment prior to its stated maturity date will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable prospectus supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the prospectus supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

We may at any time purchase debt securities at any price in the open market or otherwise, subject to applicable law. We may hold, resell or surrender for cancellation any debt securities that we purchase.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion or exchange price or rate (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Issuance of Debt Securities in Registered Form

We may issue the debt securities in registered form, in which case we will issue them in book-entry form only. Debt securities issued in book-entry form will be represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the debt securities outside the United States to non-U.S. persons. In that case, the prospectus supplement or term sheet will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging in certain cases the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement or term sheet will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or term sheet. This means debt securities will be represented by one or more global securities registered in the name of a depositary. Financial institutions that participate in the depositary’s book-entry system will hold beneficial interests in the debt securities held by or on behalf of the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary or its nominee as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which, in turn, will pass the payments along to their customers who are the beneficial owners. The depositary and its participants will do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities or the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through an indirect participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders of the debt securities.

Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, the prospectus supplement or term sheet whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles debt securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Interest and Interest Rates

General

Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Interest on the debt securities other than in global form denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, and premium, if any, and, if other than an Interest Payment Date, interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the trustee to make these payments in accordance with its normal procedures.

Fixed Rate Notes

The prospectus supplement or term sheet for Fixed Rate Notes will describe a fixed interest rate payable semiannually in arrears on the dates specified in such term sheet or prospectus supplement (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, and premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes on an Interest Payment Date will be paid to holders of record as of the related Regular Record Date. A “Regular Record Date” will be the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Each interest payment on a Fixed Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Original Issue Discount Notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Optional Redemption, Repayment and Repurchase.” This amount normally is less than the amount payable on the stated maturity date.

Amortizing Notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt securities (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.

Floating Rate Notes

Each debt security whose interest is determined by reference to an interest rate basis or formula is referred to herein as a “Floating Rate Note.” That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	EURIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The prospectus supplement or term sheet will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the prospectus supplement or term sheet, the paying agent will be the calculation agent for each Note.

Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). The Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined. The Interest Determination Date for all Commercial Paper Rate, CD Rate and CMT Rate Notes is the second Business Day immediately preceding the applicable Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the designated LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for EURIBOR Notes will be the second TARGET Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the applicable Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Federal Funds Rate and Prime Rate Notes will be the Business Day immediately preceding the applicable Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest. Interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest that resets quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for Notes with interest that resets semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet; and

•

for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”).

Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the next Business Day. However, in the case of LIBOR and EURIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, and premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading “CDs (secondary market).” The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper—Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial.”

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the day that is one New York City Banking Day (as defined below) following the Interest Reset Date pertaining to that Interest Determination Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

•

If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D x 360	x	100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

“New York City Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and designated foreign currency deposits) in the City of New York.

LIBOR Notes. The “LIBOR” for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 A.M., London time, on such Interest Determination Date.

The following procedure will be followed if LIBOR cannot be determined as described above:

•

The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such Interest Determination Date by three major banks in such Principal Financial Center selected by the calculation agent for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such Interest Determination Date shall be LIBOR in effect on such Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

EURIBOR Notes. The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 A.M., Brussels time, on such Interest Determination Date.

The following procedure will be followed if EURIBOR cannot be determined as described above:

•

EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on such Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro zone interbank market by the principal euro zone office of each of four major banks in that market selected by the Trustee for euro deposits having such Index Maturity, beginning on the related Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such Interest Determination Date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for such Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro zone banks quoted, at approximately 11:00 A.M., Brussels time, on that Interest Determination Date, by three major banks in the euro zone selected by the calculation agent: loans of euro having such Index Maturity, beginning on such Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

•

If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes. The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate,” the “Federal Funds Open Rate” or the “Federal Funds Target Rate,” as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate, in accordance with the following provisions:

•

If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of such Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate with respect to such Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

•

The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent, prior to 9:00 A.M., New York City time, on the Business Day following such Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Interest Determination Date will be the Federal Funds Rate in effect on such Interest Determination Date.

•

If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of such Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate for such Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

•

The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Interest Determination Date will be the Federal Funds Rate in effect on such Interest Determination Date.

•

If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of such Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate for such Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”).

•

The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•

If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME 1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

•

If fewer than four rates appear on the Reuters Page USPRIME1 on that Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on that Interest Determination Date by three major banks in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on that Interest Determination Date.

“Reuters Page USPRIME1” means the display on Reuters (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate from the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity specified in such pricing supplement or term sheet under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 P.M., New York City time, on the related Calculation Date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 Daily Update or another recognized source by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate on such Interest Determination Date shall be the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such Calculation Date, or if no such auction is held, then the Treasury Rate on such Interest Determination Date shall be the bond equivalent yield of the rate on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement or term sheet as published in H.15(519) under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of the three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement or term sheet; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Interest Determination Date will be the Treasury Rate in effect on such Interest Determination Date.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D x N	x	100
360 – (D x M)

where “D” refers to the applicable per annum rate for treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is as follows:

•

If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on the CMT Rate Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such Interest Determination Date.

•

If such rate does not appear on Reuters Page FRBCMT, the CMT Rate on such Interest Determination Date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet and for such Interest Determination Date as set forth in H.15(519) under the caption “Treasury constant maturities.”

•

If such rate does not appear in H.15(519), the CMT Rate on such Interest Determination Date shall be the rate for the period of the Index Maturity specified in the applicable pricing supplement or term sheet as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519).

•

If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for such Interest Determination Date, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such Interest Determination Date of three leading primary United States government securities dealers in New York City (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such CMT Rate Interest Determination Date shall be the CMT Rate in effect on such Interest Determination Date.

•

If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement or term sheet, the CMT Rate on such Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

•

If such rate does not appear on Reuters Page FEDCMT, the CMT Rate on such Interest Determination Date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the week or month, as applicable, preceding such Interest Determination Date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.”

•

If such rate does not appear in H.15(519), the CMT Rate on such Interest Determination Date shall be the one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

•

If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement or term sheet, average yield on United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement or term sheet for the applicable week or month, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on such Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity of no more than one year shorter than such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such Interest Determination Date shall be the rate on such Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT Rate on such Interest Determination Date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the Index Maturity specified in the applicable pricing supplement or term sheet, a remaining term to maturity closest to such Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement or term sheet have remaining terms to maturity equally close to such Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT Rate on such Interest Determination Date shall be the rate on the such Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT Rate determined as of such Interest Determination Date shall be the CMT Rate in effect on such Interest Determination Date.

Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as displayed on Reuters Page COFI/ARMS (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•

If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•

If no announcement was made relating to the calendar month preceding such Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on such Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount on the Maturity Date that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same Maturity Date. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and on the Maturity Date. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

We may issue debt securities, which we call “Renewable Notes” that will automatically renew at maturity unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet. In addition, we may issue debt securities whose maturity may be extended at the option of the holder for one or more periods, as more fully described in the prospectus supplement or term sheet relating to such securities.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a final stated maturity.

If a Renewable Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee. Specific information pertaining to United States federal tax considerations for Renewable Notes will be described in an applicable prospectus supplement or term sheet.

Extendible Notes

We may issue debt securities, which we call “Extendible Notes,” whose maturity may be extended at our option for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a final stated maturity described in the related prospectus supplement or term sheet.

We may exercise our option to extend the Extendible Note by notifying the trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective date of maturity. If we elect to extend the Extendible Note, the trustee (or paying agent) will mail (at least 40 days prior to the date of maturity) to the holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new date of maturity and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the date of maturity of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective date of maturity. In order for an Extendible Note to be so repaid on the date of maturity, we must receive, at least 15 days but not more than 30 days prior to such date of maturity:

(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however, that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee. Specific information pertaining to United States federal tax considerations for the Extendible Notes will be described in an applicable prospectus supplement or term sheet.

Global Securities

What Is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with, or on behalf of, and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or term sheet, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect owner of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Debt Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for debt securities of the same series in non-book-entry form (certificated debt securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

The special situations for termination of a global security are as follows:

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if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 90 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

The prospectus supplement or term sheet may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement or term sheet. If a global security is terminated, only the depositary, and not we or the trustee, will be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each regularly scheduled date for interest, even if that person no longer owns the debt security on the interest due date. That day, typically set at a date approximately two weeks prior to the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “What Is a Global Security?”

Payments on Certificated Debt Securities. We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make payments of principal and premium, if any, duly and punctually to the office of the trustee.

Alternatively, if the holder asks us to do so, we may pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the trustee or other paying agent appropriate transfer instructions at least 15 calendar days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above. In addition, see the description under “Interest and Interest Rates.”

Material Covenants

Consolidation, Merger, Sale or Conveyance. The indenture provides that New CCE may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:

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the successor or transferee entity, if other than New CCE, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities of New CCE and the performance of every covenant and obligation in the indenture to be performed or observed by New CCE;

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immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

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New CCE has delivered to the trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for New CCE as obligor on the debt securities with the same effect as if it had been named in the indenture as New CCE. For purposes of the foregoing, entirety or substantially as an entirety means any conveyance, transfer, lease or sale of property or assets representing more than 75% of New CCE’s total assets or revenues, determined on a consolidated basis as of the date of the last audit after giving pro forma effect to the conveyance, transfer, lease or sale.

Restrictions on Liens. New CCE will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed secured by a Mortgage (“Secured Debt”) upon any Operating Property or any shares of stock or indebtedness for borrowed money of any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the debt securities of each series then outstanding under the indenture are secured equally and ratably with or, at our option, prior to such Secured Debt so long as such Secured Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, Secured Debt secured by:

(1) Mortgages on any property, shares of stock or indebtedness for borrowed money of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(2) Mortgages on property or shares of stock existing at the time of acquisition of such property or stock by New CCE or a Restricted Subsidiary, or existing as of the original date of the indenture;

(3) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of such property or stock by New CCE or a Restricted Subsidiary, or to secure any Secured Debt incurred by New CCE or a Restricted Subsidiary, prior to, at the time of, or within 360 days after, the later of the acquisition or completion of construction (including any improvements on an existing property), which Secured Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the Mortgage shall not apply to any property theretofore owned by New CCE or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4) Mortgages securing Secured Debt of a Restricted Subsidiary owing to New CCE or to another Restricted Subsidiary;

(5) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with New CCE or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to New CCE or a Restricted Subsidiary;

(6) Mortgages on property of New CCE or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(7) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in clauses (1) through (6) above and (9) below; provided, however, that the principal amount of Secured Debt so secured shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements and construction on such property);

(8) Mortgages upon any Operating Property, or any transfer or disposition of any Operating Property, that is created or implemented as a necessary component of a bond for title transaction, payment in lieu of tax agreement or other tax incentive vehicle designed to provide New CCE or any Subsidiary with certain ad valorem property tax savings or other incentive savings; or

(9) Mortgages to secure Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the interest rate, currency or commodity exposure of New CCE or any Restricted Subsidiary of New CCE and not for speculative purposes.

Notwithstanding the foregoing, New CCE and any one or more of its Restricted Subsidiaries may, however, without securing any debt securities, create, incur, issue, assume or guarantee Secured Debt secured by a Mortgage if, after giving effect to the transaction, the aggregate of the Secured Debt then outstanding (not including Secured Debt permitted under the above exceptions) does not exceed 15% of New CCE’s Consolidated Net Tangible Assets as shown on New CCE’s financial statements as of the end of the fiscal year preceding the date of determination.

“Commodity Agreement” means any forward contract, commodity swap, commodity option or other financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Consolidated Net Tangible Assets” means the total assets of New CCE and its Restricted Subsidiaries (including, without limitation, any net investment in Subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting indebtedness for borrowed money) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by New CCE and its Restricted Subsidiaries in accordance with generally accepted accounting principles as of the end of the fiscal year preceding the date of determination; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are applicable at the date of any relevant calculation or determination.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Agreement or derivative contract entered into to hedge interest rate risk, currency exchange risk, and commodity price risk.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Mortgage” or “Mortgages” means any mortgage, pledge, lien, security interest or other encumbrances upon any Operating Property or any shares of stock or on indebtedness for borrowed money of any Restricted Subsidiary (whether such Operating Property, shares of stock or indebtedness for borrowed money are now owned or hereafter acquired).

“Operating Property” means each bottling plant or facility of New CCE or a Restricted Subsidiary located within Europe, except any such bottling plant or facility which the Board of Directors of New CCE by resolution reasonably determines not to be of material importance to the total business conducted by New CCE and its Restricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary of New CCE (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within Europe, and (ii) which owns or is the lessee of any Operating Property.

“Subsidiary” means (1) any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by New CCE or one or more other Subsidiaries and (2) any other Person in which New CCE or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, at least the majority of the directors, trustees or managing members of, or other persons holding similar positions with, such Person.

Restrictions on Sale and Leaseback Transactions. New CCE will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

(1) New CCE or such Restricted Subsidiary would be entitled to create, incur, issue, assume or guarantee indebtedness secured by a Mortgage upon such property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the debt securities; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed, for all purposes described under “—Restrictions on Liens” above, to be Secured Debt subject to the provisions of the covenants described therein;

(2) Since the original date of the indenture and within a period commencing twelve months prior to the consummation of such Sale and Leaseback Transaction and ending twelve months after the consummation of such Sale and Leaseback Transaction, New CCE or any Restricted Subsidiary, as the case may be, has expended or will expend for the Operating Property an amount equal to (A) the net proceeds of such Sale and Leaseback Transaction, and New CCE elects to designate such amount as a credit against such Sale and Leaseback Transaction, or (B) a part of the net proceeds of such Sale and Leaseback Transaction and New CCE elects to designate such amount as a credit against such Sale and Leaseback Transaction and applies an amount equal to the remainder of the net proceeds as provided in the following paragraph; or

(3) such Sale and Leaseback Transaction does not come within the exceptions provided by the first paragraph above under “—Restrictions on Sale and Leaseback Transactions” and New CCE does not make the election permitted by the second paragraph under “—Restrictions on Sale and Leaseback Transactions” or makes such election only as to a part of such net proceeds, in either of which events New CCE shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement (less any amount elected under the second paragraph under “—Restrictions on Sale and Leaseback Transactions”) to the retirement, within 360 days of the effective date of any such arrangement, of indebtedness for borrowed money of New CCE or any Restricted Subsidiary (other than indebtedness for borrowed money of New CCE which is subordinated to the debt securities) which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligees to a date more than twelve months after the date of the creation of such indebtedness for borrowed money (it being understood that such retirement may be made by prepayment of such indebtedness for borrowed money, if permitted by the terms thereof, as well as by payment at maturity, and that at the option of New CCE and pursuant to the terms of the indenture, such indebtedness may include the debt securities).

“Attributable Debt” under the indenture means the present value (discounted at the weighted average interest rate borne by the debt securities outstanding at the time of such Sale and Leaseback transaction compounded semiannually) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended).

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by New CCE or any Restricted Subsidiary of any Operating Property, whether such Operating Property is now owned or hereafter acquired (except for temporary leases for a term, including renewals at the option of the lessee, of not more than three years and except for leases between New CCE and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by New CCE or such Restricted Subsidiary to such person with the intention of taking back a lease of such property.

Events of Default

An event of default with respect to the debt securities of any series is defined in the indenture as:

(a) default for 30 days in payment of any interest on the debt securities of such series when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities of such series at maturity or upon redemption or repayment when the same becomes due and payable;

(c) default by New CCE in the performance of any other covenant contained in the indenture for the benefit of the debt securities of such series that has not been remedied by the end of a period of 90 days after notice is given as specified in the indenture;

(d) default in the payment of principal or an acceleration of other indebtedness for borrowed money of New CCE where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to New CCE by the trustee or to New CCE and the trustee by the holders of at least 25% in principal amount of all outstanding debt securities under the indenture, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(e) certain events of bankruptcy, insolvency and reorganization of New CCE.

The indenture provides that:

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if an event of default described in clause (a), (b), (c) or (d) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series may declare the principal amount of the debt securities then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

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upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or any premium or interest on the debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities of the applicable series; and

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if an event of default described in clause (e) occurs and is continuing, then the principal amount of all debt securities issued under the indenture, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of debt securities of any series notice of all uncured defaults known to it with respect to the debt securities of such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of or any premium or interest on any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the holders of such debt securities.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•	the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of such debt securities.

The holders of a majority in aggregate principal amount of the debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

New CCE must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by an officer thereof to the effect that a review of our activities during such year and our performance under the indenture and the terms of the debt securities has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debt securities issued under such indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to New CCE and the assumption by such successor of its obligations under the indenture and the debt securities;

•	to add covenants of New CCE or surrender of any of their rights, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated debt securities;

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to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities under the indenture or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding affected thereby, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

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change the maturity of the principal of, or any premium on, or any installment of principal of or interest on, any debt securities, or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of any debt securities, or change the dates or periods for any redemption or repayment or change any place of payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption or repayment date);

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reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

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modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each of the outstanding debt securities affected thereby.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance. Under current United States federal tax law, New CCE can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated debt securities, you also would be released from the subordination provisions described under “Subordinated Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

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Deposit in trust for the benefit of all holders of such debt securities a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

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Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

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We must deposit in trust for the benefit of all holders of the debt securities of such series a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

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We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities of such series would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on your debt securities at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities of such series. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated debt securities, you would also be released from the subordination provisions described later under “Subordinated Indenture Provisions—Subordination.”

Legal defeasance and full defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities or by depositing with the trustee or the paying agent after the debt securities have become due and payable, whether at stated maturity, or any redemption or repayment date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture.

Form, Exchange and Transfer of Certificated Debt Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement or term sheet, in a minimum denomination of $2,000 and amounts above the minimum denomination that are integral multiples of $1,000.

Holders may exchange their certificated debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement or term sheet. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated debt securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed at any time with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

The Trustee Under the Indenture

Deutsche Bank Trust Company Americas may be one of a number of banks with which we maintain ordinary banking relationships and from which we may obtain credit facilities and lines of credit in the future. Deutsche Bank Trust Company Americas may also serve as trustee under other indentures under which we are the obligor in the future.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement or term sheet.

PLAN OF DISTRIBUTION

Terms of Sale

We will describe the terms of a particular offering of debt securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the debt securities;

•	the proceeds to the issuer from sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price of the debt securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such debt securities may be listed.

Any underwriters, dealers or agents participating in a sale of debt securities may be considered to be underwriters under the Securities Act. Furthermore, any discounts or commissions received by them may be considered to be underwriting discounts and commissions under the Securities Act. The relevant issuer may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from the issuer for payments they make relating to these liabilities.

Method of Sale

We may sell the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

If underwriters are used in a sale, they will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of debt securities may be subject to conditions. The underwriters will also be obligated to purchase all the debt securities of an issue if any are purchased. Any initial public offering price or any concession allowed or reallowed or paid to dealers may be changed.

We may also sell the debt securities directly or through agents. Any agent will be named and any commissions payable to the agent will be set forth in the applicable prospectus supplement. Any agent will act on a reasonable best efforts basis for the period of its appointment unless the applicable prospectus supplement states otherwise.

We may authorize underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of debt securities at the public offering price set forth in the applicable prospectus supplement using delayed delivery contracts. These contracts provide for payment and delivery on one or more specified dates in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Any restrictions on the offer, sale or delivery of bearer securities to United States persons or within the United States in connection with the original issuance of the debt securities will be described in the applicable prospectus supplement. Such prospectus supplement will also describe any restrictions on the sale of securities in other jurisdictions if and as appropriate.

Agents and underwriters may be customers of, engage in transactions with, or perform services for New CCE in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities to be issued by New CCE will be passed upon by John R. Parker, Jr., New CCE’s Senior Vice President, General Counsel and Strategic Initiatives, who as to matters of New York law may rely upon the opinion of Shearman & Sterling, LLP, New York, New York. With respect to matters of New York law, the validity of the debt securities to be issued by New CCE will be passed upon for us by Shearman & Sterling LLP unless otherwise provided for in the applicable prospectus supplement. Mr. Parker also owns shares of Old CCE’s common stock, each of which will be converted into the right to receive 1.000 share of New CCE’s common stock upon completion of the Merger, and options to purchase shares of Old CCE’s common stock, which will be converted into options to purchase shares of New CCE’s common stock upon completion of the Merger.

EXPERTS

The combined financial statements of International CCE Inc. at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 included in International CCE Inc.’s Form S-4 filed on August 25, 2010 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report appearing in International CCE Inc.’s Form S-4, and are incorporated herein by reference. Such combined financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements as of the respective date (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All amounts except the SEC registration fee are estimates.

SEC registration fee		$(1)
Fees and expenses of accountants(2)	75,000
Fees and expenses of counsel(2)	250,000
Fees and expenses of trustee(2)	25,000
Printing and engraving expenses(2)	50,000
Rating agency fees(2)	350,000

Total	$750,000

(1)	We are deferring payment of the registration fee. The registration fee will be paid at the time of any particular offering of securities under the registration statement and is therefore not currently determinable.

(2)	Estimated. Actual amounts to be determined from time to time.

Item 15.	Indemnification of Directors and Officers

International CCE Inc.

Article Sixth of New CCE’s Restated Certificate of Incorporation provides for the elimination of personal liability of directors of New CCE for monetary damages for breaches of certain of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “GCL”). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director’s fiduciary duty of care. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase in violation of the statute, or obtaining an improper personal benefit.

New CCE maintains directors and officers liability insurance which insures against liabilities that directors or officers of New CCE may incur in such capacities.

New CCE has entered into indemnification agreements with each director of New CCE that contractually obligates New CCE to indemnify such directors against liabilities they may incur in the performance of their duties to the fullest extent permitted by law.

Item 16.	Exhibits

The following exhibits are filed as part of or incorporated by reference in this registration statement.

Exhibit No.		Description of Exhibit
*1.1	—	Form of Underwriting Agreement with International CCE Inc. for Senior Debt Securities, including forms of Terms Agreement and Delayed Delivery

+2.1	—	Business Separation and Merger Agreement dated as of February 25, 2010 among Coca-Cola Enterprises Inc., International CCE Inc., The Coca-Cola Company and Cobalt Subsidiary LLC (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to Exhibit 2.1 on Form 8-K filed by Coca-Cola Enterprises Inc. on March 3, 2010)

+2.2	—	Share Purchase Agreement Relating to the Sale of Coca-Cola Drikker AS and Coca-Cola Drycker Sverige AB to Bottling Holdings (Luxembourg) S.A.R.L. dated as of March 20, 2010 among Coca-Cola Enterprises, International CCE Inc., The Coca-Cola Company and Bottling Holdings (Luxembourg) S.A.R.L. (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to Exhibit 2.1 on Form 8-K filed by Coca-Cola Enterprises Inc. on March 22, 2010)

4.1	—	Form of Indenture between International CCE Inc. and Deutsche Bank Trust Company Americas, as Trustee

5.1	—	Opinion of John R. Parker, Jr., General Counsel to International CCE Inc.

5.2	—	Opinion of Shearman & Sterling LLP

12.1	—	Computation of ratio of earnings to fixed charges

23.1	—	Consent of Ernst & Young LLP

23.2	—	Consent of John R. Parker, Jr., General Counsel to International CCE Inc. (included as part of Exhibit 5.1)

23.3	—	Consent of Shearman & Sterling LLP (included as part of Exhibit 5.2)

‡24.1	—	Powers of Attorney of directors and officers of Coca-Cola Enterprises Inc.

24.2	—	Powers of Attorney of directors and officers of International CCE Inc. (included in signature pages)

25.1	—	Form T-l Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Deutsche Bank Trust Company Americas

*	To be filed as an exhibit to a Current Report on Form 8-K or other report to be filed by the Company in connection with a specific offering.
+	Incorporated by reference.
‡	Previously filed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided However, That:

Paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 31st of August, 2010.

COCA-COLA ENTERPRISES INC.

By:	*
John F. Brock,
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* (John F. Brock)	Chairman, Chief Executive Officer and a Director (principal executive officer)	August 31, 2010

* (William W. Douglas III)	Executive Vice President and Chief Financial Officer (principal financial officer)	August 31, 2010

* (Suzanne D. Patterson)	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	August 31, 2010

(Fernando Aguirre)	Director	August 31, 2010

*	Director	August 31, 2010
(Calvin Darden)

	Director	August 31, 2010
(Irial Finan)

*	Director	August 31, 2010
(L. Phillip Humann)

*	Director	August 31, 2010
(Orrin H. Ingram II)

*	Director	August 31, 2010
(Donna A. James)

*	Director	August 31, 2010
(Thomas H. Johnson)

*	Director	August 31, 2010
(Suzanne B. Labarge)

*	Director	August 31, 2010
(Véronique Morali)

*	Director	August 31, 2010
(Curtis R. Welling)

*	Director	August 31, 2010
(Phoebe A. Wood)

*By:	/S/ WILLIAM T. PLYBON
William T. Plybon Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 31st of August, 2010.

INTERNATIONAL CCE INC.

By:	/S/ JOHN F. BROCK
John F. Brock,
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John R. Parker, Jr., William T. Plybon and Joyce King-Lavinder, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacitates, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ JOHN F. BROCK (John F. Brock)	Chairman, Chief Executive Officer and a Director (principal executive officer)	August 31, 2010

/S/ WILLIAM W. DOUGLAS III (William W. Douglas III)	Executive Vice President and Chief Financial Officer (principal financial officer)	August 31, 2010

/S/ SUZANNE D. PATTERSON (Suzanne D. Patterson)	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	August 31, 2010

/S/ FERNANDO AGUIRRE	Director	August 31, 2010
(Fernando Aguirre)

/S/ CALVIN DARDEN	Director	August 31, 2010
(Calvin Darden)

Director
(L. Phillip Humann)

/S/ ORRIN H. INGRAM II	Director	August 31, 2010
(Orrin H. Ingram II)

/S/ DONNA A. JAMES	Director	August 31, 2010
(Donna A. James)

/S/ THOMAS H. JOHNSON	Director	August 31, 2010
(Thomas H. Johnson)

/S/ SUZANNE B. LABARGE	Director	August 31, 2010
(Suzanne B. Labarge)

/S/ VÉRONIQUE MORALI	Director	August 31, 2010
(Véronique Morali)

/S/ CURTIS R. WELLING	Director	August 31, 2010
(Curtis R. Welling)

/S/ PHOEBE A. WOOD	Director	August 31, 2010
(Phoebe A. Wood)

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit

*1.1	—	Form of Underwriting Agreement with International CCE Inc. for Senior Debt Securities, including forms of Terms Agreement and Delayed Delivery

+2.1	—	Business Separation and Merger Agreement dated as of February 25, 2010 among Coca-Cola Enterprises Inc., International CCE Inc., The Coca-Cola Company and Cobalt Subsidiary LLC (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to Exhibit 2.1 on Form 8-K filed by Coca-Cola Enterprises Inc. on March 3, 2010)

+2.2	—	Share Purchase Agreement Relating to the Sale of Coca-Cola Drikker AS and Coca-Cola Drycker Sverige AB to Bottling Holdings (Luxembourg) S.A.R.L. dated as of March 20, 2010 among Coca-Cola Enterprises, International CCE Inc., The Coca-Cola Company and Bottling Holdings (Luxembourg) S.A.R.L. (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (incorporated by reference to Exhibit 2.1 on Form 8-K filed by Coca-Cola Enterprises Inc. on March 22, 2010)

4.1	—	Form of Indenture between International CCE Inc. and Deutsche Bank Trust Company Americas, as Trustee

5.1	—	Opinion of John R. Parker, Jr., General Counsel to International CCE Inc.

5.2	—	Opinion of Shearman & Sterling LLP

12.1	—	Computation of ratio of earnings to fixed charges

23.1	—	Consent of Ernst & Young LLP

23.2	—	Consent of John R. Parker, Jr., General Counsel to International CCE Inc. (included as part of Exhibit 5.1)

23.3	—	Consent of Shearman & Sterling LLP (included as part of Exhibit 5.2)

‡24.1	—	Powers of Attorney of directors and officers of Coca-Cola Enterprises Inc.

24.2	—	Powers of Attorney of directors and officers of International CCE Inc. (included in signature pages)

25.1	—	Form T-l Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Deutsche Bank Trust Company Americas, with respect to International CCE Inc.

*	To be filed as an exhibit to a Current Report on Form 8-K or other report to be filed by the Company in connection with a specific offering.
+	Incorporated by reference.
‡	Previously filed.